Orchard Series Fund, Inc. Special Meeting of Shareholders (UNAUDITED)


A Special Meeting of Shareholders was held on April 4, 2002 at 8525 East Orchard Road, Greenwood Village, Colorado for the following purposes:

1. Approval of a new sub-advisory agreement appointing Barclays Global Fund Advisors as sub-adviser. The votes cast in this matter were:

                                For                  64,169,763
                                Against                 528,037

2. Approval of a new "manager-of-managers" structure for Orchard Series Fund, Inc. The votes cast in this matter were:

                                For                  71,502,084
                                Against                 633,991

3. Approval of an amendment to the Investment Advisory Agreement regarding a new "manager-of-managers" structure for Orchard Series Fund, Inc. The number of votes cast in this matter were:

                                For                  71,504,670
                                Against                 631,405